Exhibit 99.2

 February 5, 2018  Kirby Corporation Acquisition ofHigman Marine, Inc.  Conference Call Reference Materials

Forward-Looking Statements and Non-GAAP Financial Measures

Statements contained in this document with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, and the subsequent quarterly report on Form 10-Q for the quarterly period ended September 30, 2017.

This presentation includes the EBITDA, a financial measure that does not conform to generally accepted accounting principles (GAAP). The Company defines EBITDA as net earnings attributable to the Company before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets. EBITDA should be considered in addition to, rather than as substitutes for, the comparable GAAP financial measures.

2018 Acquisition of Higman Marine

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Acquisition Overview  Purchase Price  Value Created  Financing  Timing  • $419 million in total consideration  • 6.5x - 7.5x multiple of 5-yr prior EBITDA average with synergies  • EPS neutral over first-twelve-months  • Accretive in 2019 as inland barge market improves  • Anticipated cost synergies of $10-12 million over one year  • All cash purchase  • To be financed through additional borrowings  • Signed purchase and sale agreement on February 4, 2018  • Closing expected in the first quarter  2018 Acquisition of Higman Marine  2

 Acquisition Rationale  •  Increased scale in core inland marine business  •  Expands business and relationships with existing customers  •  New capacity and flexibility to better serve customers  •  Young, high-quality and well-maintained fleet  •  Ability to retain high-quality Higman personnel  •  Attractive time in cycle to acquire assets  •  Opportunities for cost synergies  •  Accretive to earnings as market recovers although first year will likely be neutral  •  Immediate retirement of 15 inactive tank barges representing 450,000 barrels of capacity  2018 Acquisition of Higman Marine  3

 Overview of Higman Marine, Inc.  Founded in 1917, Higman Marine is headquartered in Houston, Texas and is a leading providerof inland marine tank barge and logistics solutions  The company transports refined petroleum products, crude oil, condensates, black oilproducts, chemicals and petrochemicals  Fleet comprised of approximately 159 barges and 75 towboats, all of which are U.S. flagged  Size (Type)  Qty  30,000 Bbl Clean  126  30,000 Bbl Black Oil  31  Specialty Chem  2  Total  159  Average age of barge fleet is 7.3 years  Size (HP)  Qty  2,000  72  3,600  3  Total  75  Average age of towboat fleet is 8.0 years  Customer base includes a diverse, blue-chip set of companies  2018 Acquisition of Higman Marine  4